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                                                                    EXHIBIT 10.2


                             TAX SHARING AGREEMENT
                             ---------------------


          This Tax Sharing Agreement (the "Agreement") is made and entered into
as of the        day of             , 1999, by and between IPC Communications,
Inc., a Delaware corporation ("IPC"), and IXnet, Inc., a Delaware corporation ("IXnet").

                         ____________________________

          IPC is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and IXnet and the IXnet Subsidiaries (as hereinafter defined) are members of said affiliated group; and

          The parties hereto wish to provide for the allocation between them and their respective subsidiary groups (as hereinafter defined) of income tax liability for their current and future Taxable Years (as hereinafter defined) and certain related matters;

                         _____________________________

          NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties hereto agree as follows:

          1.   DEFINITIONS

          (1) Terms used in this Agreement shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the relevant provisions of the Code and the regulations and rulings issued thereunder, as from time to time in effect.

          (2) For purposes of this Agreement, the terms set forth below shall be defined as follows:

          1. IPC Group -- IPC, the corporations that comprise the IXnet Group and all other corporations (whether now existing or hereafter formed or acquired) that at the time join Parent (as hereinafter defined) in filing a consolidated federal income tax return.

          2. IPC Group Actual Tax Liability -- The consolidated federal income tax liability reported on the IPC Group's consolidated federal income tax return filed for any Post-1998 Taxable Year.

          3. IPC Subsidiary Group -- IPC, and all other corporations (whether now existing or hereafter formed or acquired) that at the time join Parent in filing a consolidated federal income tax return, other than members of the IXnet Group.

          4. IPC Subsidiary Group Actual Tax Liability -- The portion of the consolidated federal income tax liability reported on the IPC Group's consolidated federal income tax return filed
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for any Post-1998 Taxable Year and allocable to the IPC Subsidiary Group under
Treas. Reg. Section 1.1552-1(a)(1).

          5. IPC Subsidiary Group Hypothetical Tax Liability -- The hypothetical consolidated federal income tax liability of the IPC Subsidiary Group, determined, by Parent in its sole reasonable discretion, at the end of each Post-1998 Taxable Year, computed as if the IPC Subsidiary Group had filed its own consolidated federal income tax return for such Taxable Year and all prior Post-1998 Taxable Years and all Pre-1999 Taxable years, but subject to the modifications specified in Treas. Reg. Section 1.1552-1(a)(2)(ii); provided,
                                                                   --------
that (i) such liability shall be computed using the highest marginal corporate tax rate in effect for such Taxable Year, and (ii) if for any such Taxable Year a Tax (as hereinafter defined) would be imposed on the IPC Subsidiary Group pursuant to Section 55 of the Code, the IPC Subsidiary Group Hypothetical Tax Liability shall be increased by the amount of Tax that would be imposed under such section, computed using the alternative minimum tax rate set forth in
Section 55(b)(1) of the Code and taking into account items specified in Section 55(b)(2) of the Code attributable to the IPC Subsidiary Group. In determining the IPC Subsidiary Group Hypothetical Tax Liability, the same elections and methods of accounting and computation shall be used as are used in the determination of the IPC Group Actual Tax Liability.

          6. IXnet Group -- IXnet, the IXnet Subsidiaries and any other corporation (whether now existing or hereafter formed or acquired) that would be included in the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which IXnet would be the common parent but for the inclusion of IXnet and the IXnet Subsidiaries in the IPC Group.

          7. IXnet Group Actual Tax Liability -- The portion of the consolidated federal income tax liability reported on the IPC Group's consolidated federal income tax return filed for any Post-1998 Taxable Year and allocable to the IXnet Group under Treas. Reg. Section 1.1552-1(a)(1).

          8. IXnet Group Estimated Tax Liability -- IXnet Group's Hypothetical Tax Liability, determined through the end of each period for which estimated federal income tax payments on a consolidated basis are due. The IXnet Group Estimated Tax Liability shall be determined each taxable year by Parent in its sole reasonable discretion, in accordance with the principles of subparagraph 1(b)(5).

          9. IXnet Group Hypothetical Tax Liability -- The hypothetical consolidated federal income tax liability of the IXnet Group, determined, by Parent in its sole reasonable discretion, at the end of each Post-1998 Taxable Year, computed as if the IXnet Group had filed its own consolidated federal income tax return for such Taxable Year and all prior Post-1998 Taxable Years and all Pre-1999 Taxable years, but subject to the modifications specified in Treas. Reg. Section 1.1552-1(a)(2)(ii); provided, that (i) such liability may be
                                        --------
reduced by any loss, deduction or credit from a Pre-1999 Taxable Year that under applicable principles of tax law is permitted to be carried forward to and utilized in such Post-1998 Taxable Year (had the IXnet Group filed a consolidated federal income tax return separate from the IPC Group) only to the extent that such loss, deduction or credit was not utilized in computing the IPC Group Actual Tax Liability for a Pre-1999 Taxable Year or for the IPC Group taxable year ending September 30, 1999, (ii) such liability shall be computed using the highest marginal corporate tax rate in effect for such Taxable Year, and
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(iii) if for any such Taxable Year a Tax (as hereinafter defined) would be imposed on the IXnet Group pursuant to Section 55 of the Code, the IXnet Group Hypothetical Tax Liability shall be increased by the amount of Tax that would be imposed under such section, computed using the alternative minimum tax rate set forth in Section 55(b)(1) of the Code and taking into account items specified in
Section 55(b)(2) of the Code attributable to the IXnet Group. In determining the IXnet Group Hypothetical Tax Liability, the same elections and methods of accounting and computation shall be used as are used in the determination of the IPC Group Actual Tax Liability.

          10. IXnet Subsidiaries (and each, an IXnet Subsidiary) -- The corporations listed in Schedule A hereto, and any other corporation that would be included in the affiliated group of corporations, as defined in section 1504(a) of the Code, of which IXnet would be the common parent but for its inclusion in the IPC Group.

          11. Parent -- IPC or any successor common parent corporation of the IPC Group.

          12. Post-1998 Taxable Year -- A taxable year of the IPC Group that begins on or after October 1, 1998 and for which any member of the IXnet Group is included in the IPC Group for all or part of such taxable year.

          13. Pre-1999 Taxable Year -- A taxable year of the IPC Group for which any member of the IXnet Group was included in the IPC Group for all or part of such taxable year, and which is not a Post-1998 Taxable Year.

          14. Tax -- regular corporate income tax or corporate alternative minimum tax, together with any and all interest, additions to tax, fines and penalties payable with respect thereto.

          2.   FILING OF CONSOLIDATED RETURNS
               AND PAYMENTS OF TAX
               ------------------------------------------

          Parent shall, on a timely basis, file or cause to be filed consolidated federal income tax returns and estimated tax returns for the IPC Group for each Post-1998 Taxable Year and shall pay in full any Tax shown due on such returns. Parent, in its sole discretion, shall make all elections relating to the filing of such returns, and shall compute the consolidated federal income tax liability of the IPC Group. Each member of the IXnet Group shall execute such consents and other documents as are necessary in connection therewith.

          3.   ALLOCATION OF CONSOLIDATED
               FEDERAL INCOME TAX LIABILITY
               ----------------------------

          If a consolidated federal income tax return is filed by Parent on behalf of the IPC Group for any Post-1998 Taxable Year:

          (1) Except as otherwise provided in paragraphs 3(b) and 3(c), IXnet shall pay to Parent an amount equal to the IXnet Group Hypothetical Tax Liability for such Post-1998 Taxable Year. Not later than fifteen (15) days prior to the day the IPC Group's consolidated federal income tax return is required to be filed in respect of such Post-1998 Taxable Year (taking account of any

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extensions thereof), Parent shall provide IXnet a schedule that sets forth in reasonable detail the calculation of the IXnet Group Hypothetical Tax Liability for such Post-1998 Taxable Year. The amount required to be paid by IXnet to Parent pursuant to this paragraph 3(a) for such Post-1998 Taxable Year shall be paid not later than five (5) days prior to the date on which the IPC Group's consolidated federal income tax return is required to be filed for such Post-1998 Taxable Year (taking account of any extension thereof).

          (2) If the IPC Group is required to make payments of estimated federal income tax, then, no later than 5 days from the date the IPC Group would be required to make such payments, IXnet shall make estimated payments to Parent in an amount equal to the IXnet Group Estimated Tax Liability (reduced by all prior payments required to be made by IXnet under this paragraph 3(b) with respect to the same Post-1998 Taxable Year). Any payment for a Post-1998 Taxable Year made by IXnet to Parent pursuant to this paragraph 3(b) shall be applied to reduce the amount, if any, owing by IXnet to Parent for such Post-1998 Taxable Year pursuant to paragraph 3(a). Any excess of the aggregate of payments made pursuant to this paragraph 3(b) during a Post-1998 Taxable Year over the payment, if any, owing by IXnet to Parent for such Post-1998 Taxable Year pursuant to paragraph 3(a) shall be repaid to IXnet by Parent: (i) to the extent such excess (or part thereof) represents all or a part of a tax refund to be received by the IPC Group, not later than five (5) days after the receipt of such refund; (ii) to the extent such excess (or part thereof) represents all or part of a credit against the IPC Group's estimated Tax for a succeeding Post-1998 Taxable Year, not later than five (5) days after an Estimated Payment against which such excess is credited otherwise is to be paid by Parent; or
(iii) to the extent clauses (i) and (ii) do not apply to such excess (or a portion thereof), not later than the date on which the IPC Group's consolidated federal income tax return is required to be filed (taking into account any extension thereof).

          (3) The amounts payable to Parent under this paragraph 3 shall offset, and shall be offset by, the amounts payable by Parent to IXnet under paragraph 4.

          4.   TAX SAVINGS
               -----------

          (1) If a consolidated federal income tax return is filed by Parent on behalf of the IPC Group for any Post-1998 Taxable Year, and if for any such year, as a result of any loss, deduction or credit of the IXnet Group, the IPC Subsidiary Group Actual Tax Liability is less than the IPC Subsidiary Group Hypothetical Tax Liability, Parent shall pay to IXnet an amount equal to 100% of the excess of the IPC Subsidiary Group Hypothetical Tax Liability for such Post-1998 Taxable Year over the IPC Subsidiary Group Actual Tax Liability for such year.

          (2) Parent shall provide IXnet a schedule that sets forth in reasonable detail the calculation of the IPC Subsidiary Group Group Hypothetical Tax Liability, the IPC Subsidiary Group Actual Tax Liability, the IXnet Group Hypothetical Tax Liability and the IXnet Group Actual Tax Liability, for such Post-1998 Taxable Year.

          (3) The amounts payable to IXnet under this paragraph 4 shall offset, and shall be offset by, the amounts payable by IXnet to Parent under paragraph 3 (including any amount so payable with respect to estimated federal income tax). Any amount payable under this paragraph 4 shall be paid within 5 days of the filing of the federal income tax return for such year.

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          5.   CHANGES IN TAX LIABILITY
               ------------------------

          (1) If any IPC Group consolidated federal income tax return for a Post-1998 Taxable Year is changed or otherwise adjusted (including, without limitation, by reason of (i) a "determination" within the meaning of Section 1313(a) of the Code, (ii) the IPC Group's filing an amended federal income tax return, or (iii) any of the events specified in Section 6213(b) or (d) of the
Code), then the amount of the payments required under paragraphs 3 and 4 shall be recomputed to reflect such changes or adjustments, and IXnet shall pay to Parent, or Parent shall pay to IXnet, as the case may be, without interest, the difference between the amount as so recomputed and the amounts previously paid. Such payment shall be made no later than (i) five (5) days before the due date for any additional payment of Tax by the IPC Group, (ii) five (5) days after the receipt of a refund or (iii) five (5) days after the determination becomes final, the filing of an amended return or the occurrence of any event giving rise to the recomputation. The parties recognize that such recomputed liability or refund for a Post-1998 Taxable Year may not be or reflect the final Tax liability for such year, and that the amount of Tax liability may be recomputed under this paragraph more than once.

          (2) Payments made pursuant to subparagraph (a) shall include an allocable portion of any interest paid or credited by the Internal Revenue Service, provided, such interest shall not be treated as an item of income of
         --------
IXnet or a IXnet Subsidiary). Parent, in its sole reasonable discretion, shall determine the amount of any allocable portion of interest under this subparagraph 5(b).

          6.   ALLOCATION OF STATE, LOCAL AND
               FOREIGN INCOME TAX LIABILITY
               -----------------------------------

          For purposes of state, local and foreign consolidated, combined and unitary income Taxes, principles analogous to those in Sections 3, 4 and 5 shall be used to determine the liability therefor and the payments to be made.

          7.   INDEMNIFICATION
               ---------------

          The IPC Group shall indemnify and hold the IXnet Group harmless against each and every liability for Tax of the IPC Group, and the IXnet Group shall indemnify and hold the IPC Group harmless against each and every liability for Tax of IXnet Group, under Treasury Regulation 1.1502-6 or any similar law, rule or regulation administered by any federal, state, local or foreign tax authority.

          8.   TERMINATION OF AFFILIATION
               --------------------------

          (1) The parties recognize that at some future date IXnet and/or any IXnet Subsidiary may cease to be included in the IPC Group but continue to be a corporation subject to federal income tax ("Former Member"). In such event, Parent and the Former Member shall consult and shall furnish each other with information required to prepare accurately (i) the consolidated federal income tax return of the IPC Group for the last taxable year in which the Former Member

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was included in the IPC Group, and (ii) the federal income tax returns for all taxable years thereafter of the Former Member and the Parent, respectively, in which the tax liability of either may be affected by their former affiliation (including, for example, the apportionment of any consolidated net operating loss or capital loss or investment or foreign tax credit to the Former Member), and (iii) any other consolidated federal income tax return of the IPC Group for a taxable year in which the Former Member was included in the IPC Group, including information necessary to make the final determination of any tax liability payable with respect to such return, to the extent such determination is based on the operations of the Former Member.

          (2) In connection with any audit by any taxing authority for any period ending on or prior to the date on which the Former Member is no longer required to join with Parent in filing a consolidated federal income tax return (the "Deconsolidation Date"), the Former Member will make available to Parent and its representatives such records and documents in its possession as may be requested by such taxing authority or reasonably requested by Parent to defend against such audit. IXnet and the IXnet Subsidiaries will cause their respective employees to (i) cooperate with and assist such taxing authority as required by such taxing authority in the completion of such audit, and (ii) cooperate with and assist tax personnel and tax counsel of Parent, as may be reasonably requested by Parent in the conduct of all tax audits of tax returns, including a claim for refund or amended return for any period ending on or prior to the Deconsolidation Date to the extent that such audit may involve the operations of the IXnet Group. Parent shall have the sole right to represent the interests of the Former Member in any tax audit or administrative or court proceeding relating to taxable periods of the Former Member which end on or before the Deconsolidation Date, including the sole right to enter into a settlement of such audit or proceeding on behalf of the Former Member. A Former Member shall forward to Parent any notice it receives of any tax audit for any period ending on or prior to the Deconsolidation Date.

          (3) Parent upon request will furnish to IXnet a complete and accurate statement of the information which pertains to the IXnet Group which is included in any consolidated federal income tax return filed by the IPC Group which includes the IXnet Group with respect to any period or portion of any period prior to the Deconsolidation Date, presented in a pro forma separate return
                                                  --- -----
format.

          (4) IXnet agrees that it will, or will cause any IXnet Subsidiary to, elect or exercise any option then available to it under the Code to forego the carryback of any net operating loss, net capital loss, or other tax benefit arising in a taxable year beginning after the Deconsolidation Date to a taxable year of the IPC Group ending on or prior to the Deconsolidation Date. If the Code requires such item first to be carried back (and such item cannot, by the making of an election or otherwise, be carried forward without first being carried back), then the Former Member may file an application for a carryback adjustment of the Tax for a taxable year in which the Former Member was included in the IPC Group and a consolidated federal income tax return was filed and shall be entitled to that portion of the actual refund that is attributable to the Former Member under the consolidated return regulations; provided, that the
                                                             --------
Former Member shall not be entitled to all or a portion of such refund to the extent the items giving rise to such carryback have been previously utilized to reduce the IXnet Group Hypothetical Tax Liability or such IXnet Subsidiary's Hypothetical Tax Liability or previously gave rise to a payment to IXnet or such IXnet Subsidiary under paragraphs 4 or 5.

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

          (5) Payments that would have been required under paragraphs 3, 4, 5 and 6 to or by a Former Member, were the Former Member still a member of the IPC Group, and with respect to taxable years for which the Former Member was a member of the IPC Group, shall be made in accordance with principles analogous to those set forth in such paragraph(s) and at the time(s) set forth therein.

          (6) The procedures provided in this paragraph 7 shall also be followed, to the extent applicable, with respect to any state and local consolidated, combined and unitary income Taxes.

          9.   RESOLUTION OF DISPUTES
               ----------------------

          Any dispute between or among the parties with respect to this Agreement shall be resolved by a nationally recognized public accounting firm or a nationally recognized law firm, which accounting firm or law firm shall be reasonably satisfactory to the disputing parties, and whose fees and expenses shall be shared equally by the disputing parties. Such determination shall be binding and conclusive on the disputing parties for the purposes hereof.

          10.  TERM
               ----

          This Agreement shall be effective as of October 1, 1998, shall remain in effect for each taxable year ending thereafter during which any member of the IXnet Group is included in a consolidated federal income tax return filed by Parent, and shall terminate at the close of the last of such taxable years; provided, that the provisions of paragraphs 7 and 8 shall survive such
--------
termination and provided further, that the provisions of paragraphs 3, 4, 5, and
                ----------------
6 shall survive thirty (30) days after the expiration of the statute of limitations on assessment of Tax for the last taxable year in which IXnet or an IXnet Subsidiary, as the case may be, was a member of the IPC Group.

          11.  MISCELLANEOUS
               -------------

          (1) The Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the IPC Group and any member or members of the IXnet Group. All such agreements are hereby canceled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be amended except by an agreement in writing, signed by the parties thereto.

          (2) This Agreement has been made in and shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law.

          (3) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

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

          (4) All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses and shall be deemed given on the date on which such notice is received:

          if to IPC

          IPC Information Systems, Inc.
          Wall Street Plaza
          88 Pine Street
          New York, NY 10005
          Attention: President

          if to IXnet

          IXnet, Inc.
          Wall Street Plaza
          88 Pine Street
          New York, NY 10005
          Attention: President

          (5) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (6) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

          (7) If any term or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        IPC Communications, Inc.



                                        By:-------------------------------
                                             Name:
                                             Title:

                                        IXnet, Inc.



                                        By:-------------------------------
                                             Name:
                                             Title:


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